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FORM 3                                                      OMB APPROVAL
--------                                              OMB Number:      3235-0104
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response.....0.5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

             Augustine Fund, LP
     (Last)      (First)       (Middle)
     --------------------------------------------

       141 W. Jackson, Suite 2182
     --------------------------------------------
                 (Street)

                 Chicago, IL 60604
     --------------------------------------------
     (City)     (State)   (Zip)
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2.  Date of Event-Requiring Statement (Month/Day/Year)
         3/15/2001
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
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4. Issuer Name and Ticker or Trading Symbol
         Thermacell Technologies, Inc. (VCLLE,OB)
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5. Relationship of Reporting Person(s) to Issuer
    (Check all applicable)
     __ Director                          _X_ 10% Owner
     __ Officer (give title below)        __  Other (specify below)
               __________________________

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6. If Amendment, Date of Original (Month/Day/Year)
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7. Individual or Joint/Group Filing (Check Applicable Line)
     __  Form filed by One Reporting Person
     _X_ Form filed by More than One Reporting Person

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                                        Table I - Non-Derivative Securities Beneficially Owned
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1.  Title of Security           2.  Amount of Securities   3.  Ownership        4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                      Beneficially owned         Form:  Direct        (Instr. 5)
                                    (Instr. 4)                 (D) or Indirect
                                                               (I)  (Instr. 5)
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
Common Stock                             15,335,154                  D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form Page 3 of 3 are not required to respond unless the form displays a
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                                                                     Page 1 of 3


Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


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1. Title of Derivative     2. Date Exer-        3. Title and Amount of Securities   4. Conver-  5. Owner-   6. Nature of Indirect
   Security (Instr. 4)        cisable and          Underlying Derivative               sion or     ship        Beneficial Ownership
                              Expiration           Security (Instr. 4)                 Exercise    Form of      (Instr. 5)
                              Date                                                     Price       Deri-
                              (Month/Day/Year)                                         of          vative
                                                                                       Deri-       Security:
                                                                                       vative      Direct
                                                                                       Security    (D) or
                                                                                                   Indirect
                                                                                                   (I)
                                                                                                   (Instr. 5)
                                                                        Amount
                              Date       Expira-                        or
                              Exer-      tion           Title           Number
                              cisable    Date                           of
                                                                        Shares
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
9% Redeemable Convertible
Promissory Notes--$1,026,667                                                            $0.13 as of
principal amount               Immed.                 Common Stock      8,148,151        3/22/01        D
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Warrant                        Immed.                 Common Stock       150,000         $0.75          D
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

Explanation of Responses:


**Intentional misstatements or omissions of facts
 constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                Augustine Fund, LP, by John Porter, President of general partner

                                   /s/ John Porter, President of general partner
                                   ---------------------------------------------
                                   **  Signature of Reporting Person

                                                                March 28, 2001
                                                                ----------------
                                                                      Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


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in this form are not required to respond unless the form displays a currently
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                                                                     Page 2 of 3

FORM 3 (CONTINUED)                     Additional Reporting Persons

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Additional Reporting Person           Amount of Securities  Nature of Indirect
and Address                            Beneficially owned   Beneficial Ownership
                                       (Instr. 4)           (Instr. 5)
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Augustine Capital Management, LLC
141 W. Jackson, Suite 2182
Chicago, IL 60604                          15,335,154*             *
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David R. Asplund
141 W. Jackson, Suite 2182
Chicago, IL 60604                          15,335,154*             *
--------------------------------------------------------------------------------
Thomas Duszynski
141 W. Jackson, Suite 2182
Chicago, IL 60604                          15,335,154*             *
--------------------------------------------------------------------------------
David M. Matteson
141 W. Jackson, Suite 2182
Chicago, IL 60604                          15,335,154*             *
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Brian D. Porter
141 W. Jackson, Suite 2182
Chicago, IL 60604                          15,335,154*             *
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John T. Porter                             15,335,154*             *
141 W. Jackson, Suite 2182
Chicago, IL 60604
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* 7,037,003 shares of Common Stock indirectly beneficially owned (held in the name of Augustine Fund, LP); and 8,148,151 indirectly beneficially owned and issuable upon exercise of the Issuer's 9% Redeemable Convertible Promissory Note and 150,000 shares indirectly beneficially owned through a warrant (each held by Augustine Fund, LP and each of which are described on page 2 of this form). Each of the additional filers listed on this page is a general partner, officer and/or director of the Augustine Fund, LP and may be deemed to have a pecuniary interest in the shares of Common Stock beneficially owned by Augustine Fund, LP.

         Signatures of Additional Reporting Persons, dated March 28, 2001.

         AUGUSTINE CAPITAL MANAGEMENT, LLC

         /s/ John T. Porter
         John T. Porter, President of general partner

         /s/ David R. Asplund
         David R. Asplund

         /s/ Thomas Duszynski
         Thomas Duszynski

         /s/ David M. Matteson
         David M. Matteson

         /s/ Brian D. Porter
         Brian D. Porter

         /s/ John T. Porter
         John T. Porter


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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                                                                     Page 3 of 3